Exhibit 10.18

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Performance-Based Vesting)

Towers Watson & Co.

2009 Long Term Incentive Plan

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), made as of this      day of             , 20    , between Towers Watson & Co., a Delaware corporation (the “Company”), and [NAME] (the “Participant”), is made pursuant to the terms of the Company’s 2009 Long Term Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Restricted Stock Unit Award. The Company grants to the Participant, on the terms and conditions hereinafter set forth, an award (the “Award”) of          restricted stock units (the “RSUs”), effective as of the date hereof. The RSUs are notional, non-voting units of measurement based on the Fair Market Value of the Common Stock, which will entitle the Participant to receive a payment, subject to the terms hereof, in shares of Class A Common Stock of the Company, as provided in Section 6 hereof.

Section 2. Vesting of RSUs. The Participant shall have the right to become vested in a number of RSUs based upon the achievement of specified levels of financial performance during the period from July 1, 2011 through June 30, 2014 (the “Performance Period”), as set forth in Appendix A hereto, provided in addition that the Participant remains in continuous Service through the end of the Performance Period. Any RSUs that become vested shall thereafter be payable in accordance with Section 6 hereof.

Section 3. Forfeiture of RSUs; Effect of Qualifying Retirement.

(a) General. Subject to Section 4 hereof, any RSUs for which the continued Service or financial performance requirements under Section 2 (and Appendix A) hereof have not been satisfied as of the end of the Performance Period shall be immediately forfeited and automatically cancelled without further action of the Company.

(b) Qualifying Retirement. Notwithstanding Section 3(a), in the event that the Participant’s Service terminates prior to satisfaction of the Service requirements under Section 2 as a result of a Qualifying Retirement (as defined below), the RSUs shall not be forfeited and cancelled and instead shall continue to vest during and be payable following the Performance Period subject to (and to the extent provided for as a result of) (i) satisfaction of the financial performance requirements under Section 2 and Appendix A, and (ii) Participant’s compliance with the Non-Competition Obligations set forth in Section 6(d) of this Award Agreement. For purposes hereof, a “Qualifying Retirement” shall mean the Participant’s termination of Service after the Participant has attained age 55 with fifteen (15) years of service with the Company and/or with either or both of the legacy companies (Towers, Perrin, Forster and Crosby, Inc. and Watson Wyatt Worldwide, Inc.) provided that such termination of Service occurs after the Participant has completed the first fiscal year (July 1 to June 30) of Service during the Performance Period and provided that the Committee does not determine that a basis exists for termination of the Participant’s Service for Cause.

Section 4. Change in Control. Notwithstanding any provisions of this Award Agreement or Section 12 of the Plan to the contrary, in the event of a Change in Control occurring during the Performance Period and while the Participant remains in Service, the number of RSUs that may become payable shall, unless the Committee determines otherwise, be determined at the greater of (a) the 100% target level (         RSUs) or (b) the amount determined pursuant to Appendix A based upon the Company’s actual financial performance through the most recent date prior to the Change in Control for which achievement of the financial performance goals can reasonably be determined, but, in either case, vesting and payment of the RSUs shall remain subject to the Participant’s continued Service through the last day of the Performance Period; provided that, if the Participant’s Service is terminated without Cause upon or within twelve (12) months following the Change in Control, any RSUs that have not previously been forfeited shall immediately become vested, and payment shall be made within ten (10) days following the date of such termination, and as otherwise provided in Section 6 hereof. For purposes of this Agreement, termination for “Cause” means the Participant’s termination of Service due to: (i) persistent neglect or negligence in the performance of the Participant’s employment duties; (ii) persistent unexcused absenteeism, (iii) breach of the Company’s Code of Business Conduct or related policies, (iv) conviction (including pleas of guilty or no contest) for any act of fraud, misappropriation or embezzlement, (v) any deliberate and material breach of fiduciary duty to the Company or other conduct that leads to the material damage or prejudice of the Company, or (vi) illegal use of controlled dangerous substances or use of alcohol to such extent as to have a material adverse effect on the Participant’s performance of his or her duties with respect to the Company. The Company shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs.

Section 5. Dividend Equivalent Rights. In the event that any dividends are paid on shares of Common Stock during the term hereof, the Participant shall be credited with dividend equivalent rights in respect of the dividends paid on the shares of Common Stock subject to the RSUs hereunder. Such dividend equivalent rights will accumulate as additional RSUs, subject to the terms hereof. All such dividend equivalent rights shall be subject to the same vesting requirements that apply to the RSUs from which the dividend equivalent rights are derived.

Section 6. Payment of Award

(a) General. Subject to the provisions of Section 6(c) hereof, payment with respect to the vested RSUs shall be made in shares of Class A Common Stock of the Company, within two and one-half months following the end of the Performance Period (or ten (10) days following the date of termination of Service, if applicable under Section 4 hereof).

(b) Withholding. The RSUs shall be paid to the Participant after deduction of applicable Federal, state and local income taxes and other amounts required by law to be paid or withheld (the “Withholding Taxes”) in the amount determined by the Company, provided that such amount shall not exceed the Participant’s estimated federal, state and local tax obligation with respect to payment in respect of the RSUs. In lieu of the foregoing, the Company may allow the Participant to pay the Withholding Taxes to the Company in Common Stock, cash or such other form as approved by the Company.

(c) Payments to “Specified Employees” Under Certain Circumstances. Notwithstanding the provisions of Section 4 and Section 6(a) hereof, if the Participant is deemed a “specified employee” (as such term is described in section 409A of the Code and the treasury regulations thereunder) at a time when such Participant becomes eligible for payments upon a “separation from service” with the Company or any of its subsidiaries, such payments shall be made to the Participant on the date that is six (6) months following such “separation from service,” or upon the Participant’s death, if earlier.

(d) Non-Competition Obligations. Participant acknowledges that the Company is engaged in a highly competitive business and has a compelling business interest in preventing the use or disclosure of the Company’s confidential information and trade secrets, and that Participant, by virtue of his position, has had or will have access to confidential information and trade secrets of the Company. Accordingly, Participant understands and agrees that continued vesting of the RSUs under this Agreement following a Qualifying Retirement as defined in Section 3(b) shall immediately cease, and the RSUs under this Agreement shall be immediately forfeited and cancelled, in the event that prior to the date such Awards become vested hereunder, Participant, acting alone or with others, directly or indirectly, becomes connected with (either as employee, employer, consultant, contractor, advisor, or director, or as an owner, investor, partner, or stockholder (other than as a stockholder of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation)), obtains any interest in, owns, manages, operates, controls, participates in, or otherwise engages or participates in any activity, project, contract, or business in an area or region in which the Company conducts business at the date the event occurs, which is in competition with a business then conducted by the Company or a subsidiary or affiliate. Participant understands and agrees that these non-competition obligations will be in addition to and supplement any confidentiality and non-solicitation provisions and/or agreements applicable to associates in Participant’s country of domicile.

Section 7. Restrictions on Transfer. Neither this Agreement nor any RSUs covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company.

Section 8. Participant Representations.

(a) Investment Representation. Upon the acquisition of the RSUs or Common Stock at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Stock, the Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the RSUs or Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No RSUs or Common Stock shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire the RSUs or Common Stock pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate or book entry representation of the Common Stock conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

(b) Confidentiality and Non-Solicitation. Participant understands and agrees that the granting of all Awards under the Plan are conditioned on Participant agreeing to the Company’s confidentiality and non-solicitation provisions applicable to associates in Participant’s country of domicile (a “Towers Watson Confidentiality and Non-Solicitation Agreement”). Participant acknowledges that the Towers Watson Confidentiality and Non-Solicitation Agreement will be entered into in consideration of the Award granted pursuant to this Agreement, as well as in consideration of the payment of any shares of Class A Common Stock of the Company in connection herewith. To the extent that Participant has entered into a Towers Watson Confidentiality and Non-Solicitation Agreement after September 1, 2010, such existing agreement will satisfy this condition. Participant understands and agrees that all Awards granted under the Plan are in further consideration of such existing agreement, and the Participant hereby reaffirms his or her obligations under such existing agreement. Such existing agreement is incorporated by reference into this Agreement and shall continue to remain in full force and effect in accordance with its terms. Participant understands and agrees that the RSUs and all Awards under the Plan shall terminate and be immediately forfeited in the event that prior to the date such RSUs become vested and payable hereunder Participant breaches the terms of the Towers Watson Confidentiality and Non-Solicitation Agreement to which Participant is a party.

Section 9. Adjustments. The RSUs granted hereunder shall be subject to the provisions of Section 4.3 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.

Section 10. No Right of Continued Employment. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service or to interfere in any way with any right of the Company to terminate the Participant’s Service at any time.

Section 11. Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the RSUs awarded hereunder, including without limitation any right to vote shares underlying the RSUs or to receive dividends or other distributions in respect thereof (except for the dividend equivalent rights provided in Section 5 hereof), until the date of the issuance to the Participant of a share of Common Stock in payment of the RSUs.

Section 12. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Company, delivered to Towers Watson & Co., 901 N. Glebe Road, Arlington, VA 22203, Attention: Treasurer. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

Section 13. Construction. This Agreement and the RSUs granted hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the RSUs hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant. The Committee may exercise negative discretion in determining the number of RSUs that become vested and payable pursuant to the Award.

Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 16. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 17. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

Section 18. Foreign Exchange Control Approval. If any foreign exchange control approval, consent or permission is required for the acquisition of the RSUs, the Participant shall be responsible for obtaining all such approvals, consents and permissions. The Company or any of its Subsidiaries shall not be liable to the Participant in any manner whatsoever in the event the Participant is unable to acquire the RSUs as a result of the Participant’s failure to obtain any approval, consent or permission required under applicable laws of the jurisdiction where the Participant is employed.

Section 19. Arbitration. In the event the Participant disputes or disagrees with any determination by the Committee with respect to the RSUs, the Plan or the Participant, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Committee’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Committee’s decision, and the Participant hereby explicitly waives any right to judicial review. Notice of demand for arbitration shall be made in writing to the Committee within 30 days after the applicable decision by the Committee. The arbitrator shall be selected by those members of the Board of Directors who are neither members of the Committee nor employees of the Company. If there are no such members of the Board of Directors, the arbitrator shall be selected by the Board of Directors. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

TOWERS WATSON & CO.

By:

Name:
Title:

PARTICIPANT

Participant’s Signature	Date

Participant’s Name address address